NEWS RELEASE

For Immediate Release

EMERITUS ANNOUNCES THIRD QUARTER 2013
OPERATING RESULTS

SEATTLE, WA, November 5, 2013 - Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced its third quarter 2013 results.

Operating Summary for Third Quarter 2013 Compared to Third Quarter 2012

•	Community and management fee revenues increased 47.2% to $484.5 million

•	Adjusted EBITDAR increased $40.2 million, or 43.6% to $132.4 million

•	Adjusted CFFO per share grew 14.0% to $0.49

•	Total Portfolio Same Community (as defined below) average occupancy improved 30 basis points to 87.1%

•	Total Portfolio Same Community average monthly revenue per occupied unit increased 1.8% to $4,036

Granger Cobb, President and Chief Executive Officer, commented, “Occupancy improved sequentially from the second quarter of this year, and our leading indicators are stable and improving. We continue to expect a roughly 20% improvement in cash from facility operations for the full year 2013. During the quarter we welcomed 39 new communities into the Emeritus family; we also continue to generate solid growth in home healthcare services, which we have expanded to now include Arizona and Texas. Our performance is a tribute to our 31,000 extremely dedicated Emeritus employees who remain resolutely focused on providing a fulfilling customer experience for our residents and peace of mind to their families.”

Third Quarter 2013 Consolidated Results

As of September 30, 2013, Emeritus operated 515 senior living communities:

•	500 communities are in the consolidated portfolio (consisting of owned and leased communities);

•
470 communities have been continuously operated (owned, leased, and managed) since January 1, 2012 (“Total Portfolio Same Community”) (information for this portfolio is included for certain comparative purposes but is not a subset of the Company’s historical consolidated results);

•	320 consolidated communities have been continuously operated in our consolidated portfolio since January 1, 2012 (“Consolidated Same Community”); and

•	15 communities are managed.

Community and management fee revenues increased $155.3 million, or 47.2% to $484.5 million in the third quarter of 2013, compared to $329.2 million in the third quarter of 2012.  The increase in revenues resulted primarily from the Company’s lease and ownership acquisition of 142 communities in the fourth quarter of 2012 and first quarter of 2013 that the Company previously managed for a joint venture (the “Blackstone JV Transaction”).  The increase in revenues was also attributable to the Company’s fourth quarter 2012 acquisition of Nurse on Call, Inc., the largest Medicare-licensed provider of home healthcare services in Florida. Total average monthly revenue per occupied unit for the consolidated portfolio was $4,008 in the third quarter of 2013 compared to $4,189 in the third quarter of 2012.  The rate decrease was attributable to the acquisition of the Blackstone JV communities, which have lower average rates than the legacy Emeritus communities.  In the third quarter of 2013, total average occupancy for the consolidated portfolio grew to 87.3%, compared to 87.1% in the third quarter of 2012.

Total Portfolio Same Community average monthly revenue per occupied unit increased 1.8% in the third quarter of 2013 compared to the third quarter of 2012, and average occupancy improved by 30 basis points when comparing the same periods.

Consolidated Same Community revenues increased $3.1 million in the third quarter of 2013, primarily as a result of improved rate per unit.   Average monthly revenue for this portfolio increased 1.2% to $4,247 in the third quarter of 2013 compared to the third quarter of 2012, and occupancy decreased to 87.1% compared to 87.4% over the same period.

Community and ancillary services operating expenses were $329.6 million in the third quarter of 2013 compared to $216.9 million in the third quarter of 2012.  The increase was due primarily to the acquisition of the Blackstone JV communities and Nurse on Call.  Community operating expenses in the Consolidated Same Community portfolio increased $5.0 million, or 2.3%, due primarily to increases in salaries and benefits, professional liability insurance, marketing, and supplies, offset somewhat by lower health insurance expense, as well as lower bad debt expense.

Community and ancillary operating income grew $47.3 million, or 44.2%, to $154.2 million in the third quarter of 2013, compared to the third quarter of 2012, primarily as the result of acquisition-related activities.  Community and ancillary operating income margin was 31.9% in the third quarter of 2013 compared to 33.0% in the 2012 period, and was likewise impacted by acquisition-related activities between the periods, in particular the acquisition of Nurse on Call (which operates at a lower margin percentage than the Company’s historical business).  Consolidated Same Community operating income margin was 32.3% in the third quarter of 2013 compared to 33.2% in the 2012 period, and Total Portfolio Same Community operating margin was 32.6% in the third quarter of 2013 as compared to 32.8% in the prior-year quarter.

The consolidated increase in general and administrative expenses in the periods includes the effects of the Company’s acquisition of Nurse on Call, which operates at a higher level of such expenditures in relation to the corresponding revenues.  Excluding Nurse on Call as well as consolidated non-cash stock-based compensation expenses, senior living general and administrative expenses as a percent of total operated senior living community revenue were 4.5% in the third quarter of 2013, compared to 4.7% in the third quarter of 2012.

For the third quarter of 2013, Adjusted EBITDAR increased $40.2 million, or 43.6%, to $132.4 million, with the increase primarily driven by the increase in community operating income.  Adjusted CFFO per share increased 14.0% to $0.49 per share, compared to $0.43 per share in the third quarter of 2012.

Financing and Other Activities

In July 2013, the Company repaid a $15.2 million note payable bearing interest at 8.77%. Year-to-date through October 2013, the Company has repaid a total of $88.1 million of higher-rate notes payable.

In September 2013, the Company commenced the lease of 38 communities representing approximately 4,400 units that were formerly owned by a joint venture comprised of Health Care REIT, Inc. and Merrill Gardens. The communities are located in eight states, concentrated primarily in Washington and California, and offer independent living, assisted living and memory care services.

2013 Guidance Update

The Company provides guidance for the Company’s existing portfolio and excludes the impact from future acquisitions and dispositions. The Company’s guidance for 2013 is as follows:

•	Community, ancillary services and management fee revenue in the range of $1.90 billion to $1.95 billion

•	Recurring capital expenditures in the range of $28.0 million to $30.0 million

•	Senior living general and administrative expenses as a percent of total senior living operated revenue of approximately 4.8%, excluding non-cash stock-based compensation expenses

•	Adjusted CFFO in the range of $1.95 to $2.05 per share

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, November 5, 2013, at 5:00 P.M. Eastern Time to discuss its financial results for the third quarter of 2013.

The conference call will be webcast live over the internet from the Company’s website at www.emeritus.com under the “Investors” section. The conference call can also be accessed by dialing (877) 705-6003 or, for international participants, (201) 493-6725. A replay of the conference call will be available after 8:00 P.M. Eastern Time on Tuesday, November 5, 2013, until midnight Eastern Time on Tuesday, November 12, 2013. The dial-in numbers for the replay are (877) 870-5176, or for international participants (858) 384-5517. To access the telephonic replay, enter the conference ID 10000443.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry.  The Company strongly urges you to review the reconciliation of net loss to Adjusted EBITDA/

EBITDAR and the reconciliation of net cash provided by operating activities to CFFO, provided below, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.  The Company defines Adjusted EBITDA/EBITDAR and CFFO and provides other information about these non-GAAP measures in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, to be filed with the Securities and Exchange Commission.

The table below shows the reconciliation of net loss to Adjusted EBITDA/EBITDAR for the three months and nine months ended September 30, 2013 and 2012 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net loss	$(27,913)	$(16,402)	$(103,911)	$(57,550)
Depreciation and amortization	45,202	32,461	135,614	98,024
Interest income	(118)	(101)	(346)	(303)
Interest expense	71,441	38,451	215,730	116,083
Net equity losses for unconsolidated joint ventures	86	28	93	500
Income tax (benefit) provision	(177)	324	2,119	920
(Income) loss from discontinued operations	(146)	2,698	5,222	7,705
Amortization of above/below market rents	1,229	1,612	3,700	4,990
Amortization of deferred gains	(237)	(249)	(727)	(782)
Loss (gain) on early extinguishment of debt	476	188	(3)	133
Stock-based compensation	3,542	2,640	10,351	8,319
Change in fair value of derivative financial
instruments	100	174	(77)	919
Deferred revenue	299	(305)	2,635	(755)
Deferred straight-line rent	1,075	923	1,369	3,221
Impairment of long-lived assets	—	—	—	2,135
Loss on lease termination	—	—	486	—
Transaction and financing costs	291	1,151	1,833	2,639
Transition costs	1,047	—	1,047	—
Self-insurance reserve adjustments	288	190	13,424	2,436
Adjusted EBITDA	96,485	63,783	288,559	188,634
Lease expense	35,903	28,425	97,341	84,936
Adjusted EBITDAR	$132,388	$92,208	$385,900	$273,570

The following table shows the reconciliation of net cash provided by operating activities to CFFO and Adjusted CFFO (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net cash provided by operating activities	$37,752	$42,105	$93,841	$110,621
Changes in operating assets and liabilities, net	(2,702)	(14,467)	(4,910)	(31,740)
Repayment of capital lease and financing obligations	(6,672)	(4,373)	(19,482)	(12,450)
Recurring capital expenditures	(7,262)	(6,471)	(18,693)	(14,644)
Distributions from unconsolidated joint ventures (a)	43	929	471	1,016
Cash From Facility Operations	21,159	17,723	51,227	52,803
Transaction costs	291	1,292	1,833	2,480
Transition costs	1,047	—	1,047	—
Self-insurance reserve adjustments, prior years	288	190	13,424	2,436
Adjusted Cash From Facility Operations	$22,785	$19,205	$67,531	$57,719

CFFO per share	$0.45	$0.40	$1.10	$1.18
Adjusted CFFO per share	$0.49	$0.43	$1.46	$1.29
(a) Excludes distributions resulting from the Blackstone JV Transaction, the sale of communities and refinancing of debt.

Recurring capital expenditures are actual costs incurred to maintain the Company’s communities for their intended business purpose and exclude expenditures for community acquisitions, expenditures incurred in the months immediately following acquisition (and specifically excludes the $30.0 million capital commitment under the lease for the former Blackstone JV communities), new construction and expansions, ROI-designated projects, computer hardware and software, and vehicles.

For a more detailed understanding of Emeritus, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, to be filed with the SEC, or visit the Company’s web site at www.emeritus.com to obtain copies.

About Emeritus

Emeritus Senior Living is the nation’s largest assisted living and memory care provider, with the ability to serve nearly 54,000 residents. Over 31,000 employees support more than 500 communities throughout 45 states coast to coast. Emeritus offers the spectrum of senior residential choices, care options and life enrichment programs that fulfill individual needs and promote purposeful living throughout the aging process. Its experts provide insights on senior living, care, wellness, brain health, caregiving and family topics at www.Emeritus.com, which also offers details on the organization’s services. Emeritus’ common stock is traded on the New York Stock Exchange under the symbol ESC.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges without adversely affecting occupancy levels; successfully integrating home health agency services into our senior living communities; uncertainties regarding government-reimbursement programs for our services; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady
Liz.brady@icrinc.com
646-277-1226

Sari Martin
Sari.martin@icrinc.com
203-682-8345

EMERITUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share data)

ASSETS
	September 30,	December 31,
	2013	2012
Current Assets:
Cash and cash equivalents	$109,630	$59,795
Short-term investments	6,787	4,910
Trade accounts receivable, net of allowance of $9,402 and $7,179	53,851	53,138
Other receivables	12,673	28,533
Tax, insurance, and maintenance escrows	30,142	23,813
Prepaid insurance expense	17,733	24,297
Deferred tax asset	32,657	33,781
Other prepaid expenses and current assets	11,656	12,185
Property held for sale	7,400	—
Total current assets	282,529	240,452
Investments in unconsolidated joint ventures	1,681	2,513
Property and equipment, net of accumulated depreciation of $661,521 and $533,710	3,934,576	4,011,884
Restricted deposits and escrows	72,984	50,671
Goodwill	188,055	186,756
Other intangible assets, net of accumulated amortization of $38,850 and $47,547	125,372	131,971
Other assets, net	38,397	36,503
Total assets	$4,643,594	$4,660,750

LIABILITIES, SHAREHOLDERS' EQUITY AND NONCONTROLLING INTEREST
Current Liabilities:
Current portion of long-term debt	$122,894	$49,381
Current portion of capital lease and financing obligations	31,577	25,736
Trade accounts payable	29,860	14,244
Accrued employee compensation and benefits	51,457	53,606
Accrued interest	7,451	8,467
Accrued real estate taxes	23,344	16,432
Accrued insurance liabilities	39,686	44,867
Other accrued expenses	36,958	30,291
Deferred revenue	25,375	22,417
Unearned rental income	29,429	30,552
Total current liabilities	398,031	295,993
Long-term debt obligations, less current portion	1,389,715	1,558,936
Capital lease and financing obligations, less current portion	2,482,061	2,384,857
Deferred gain on sale of communities	3,016	3,743
Deferred straight-line rent	70,901	63,920
Other long-term liabilities	130,640	128,472
Total liabilities	4,474,364	4,435,921
Redeemable noncontrolling interest	10,612	10,105
Commitments and contingencies
Shareholders' Equity and Noncontrolling Interest:
Preferred stock, $0.0001 par value. Authorized 20,000,000 shares, none issued	—	—
Common stock, $0.0001 par value. Authorized 100,000,000 shares, issued and
outstanding 47,735,709 and 45,814,988 shares	5	5
Additional paid-in capital	887,644	839,511
Accumulated deficit	(731,629)	(628,093)
Total Emeritus Corporation shareholders' equity	156,020	211,423
Noncontrolling interest	2,598	3,301
Total shareholders' equity	158,618	214,724
Total liabilities, shareholders' equity, and noncontrolling interest	$4,643,594	$4,660,750

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Community and ancillary services revenue	$483,858	$323,874	$1,414,387	$960,425
Management fees	630	5,293	2,010	15,490
Community, ancillary services and management fee revenue	484,488	329,167	1,416,397	975,915
Reimbursed costs incurred on behalf of managed communities	7,245	51,953	23,630	154,598
Total operating revenues	491,733	381,120	1,440,027	1,130,513

Expenses:
Community and ancillary services operations	329,627	216,943	973,216	643,987
General and administrative	28,130	23,082	86,461	69,492
Transaction costs	291	1,292	1,833	2,480
Impairments of long-lived assets	—	—	—	2,135
Depreciation and amortization	45,202	32,461	135,614	98,024
Lease expense	38,207	30,960	102,410	93,147
Costs incurred on behalf of managed communities	7,245	51,953	23,630	154,598
Total operating expenses	448,702	356,691	1,323,164	1,063,863
Operating income from continuing operations	43,031	24,429	116,863	66,650

Other income (expense):
Interest income	118	101	346	303
Interest expense	(71,441)	(38,451)	(215,730)	(116,083)
Change in fair value of derivative financial instruments	(100)	(174)	77	(919)
Net equity losses for unconsolidated joint ventures	(86)	(28)	(93)	(500)
Other, net	242	743	1,967	1,624
Net other expense	(71,267)	(37,809)	(213,433)	(115,575)

Loss from continuing operations before income taxes	(28,236)	(13,380)	(96,570)	(48,925)
Benefit of (provision for) income taxes	177	(324)	(2,119)	(920)
Loss from continuing operations	(28,059)	(13,704)	(98,689)	(49,845)
Income (loss) from discontinued operations	146	(2,698)	(5,222)	(7,705)
Net loss	(27,913)	(16,402)	(103,911)	(57,550)
Net loss attributable to the noncontrolling interests	90	150	375	198
Net loss attributable to Emeritus Corporation
common shareholders	$(27,823)	$(16,252)	$(103,536)	$(57,352)

Basic and diluted loss per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$(0.59)	$(0.30)	$(2.12)	$(1.12)
Discontinued operations	—	(0.06)	(0.11)	(0.17)
	$(0.59)	$(0.36)	$(2.23)	$(1.29)

Weighted average common shares outstanding: basic and diluted	46,962	44,642	46,401	44,612

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(103,911)	$(57,550)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	135,614	98,024
Amortization of above/below market rents	3,700	4,990
Amortization of deferred gains	(727)	(782)
Loss on lease termination	505	—
(Gain) loss on early extinguishment of debt	(3)	813
Impairments of long-lived assets	5,206	8,430
Amortization of loan fees	2,307	2,465
Allowance for doubtful receivables	6,620	7,883
Net equity losses for unconsolidated joint ventures	93	500
Loss on sale of assets	50	527
Stock-based compensation	10,351	8,319
Change in fair value of derivative financial instruments	(77)	919
Deferred straight-line rent	1,369	3,221
Deferred revenue	2,635	(755)
Non-cash interest expense	24,738	1,985
Other	461	(108)
Change in other operating assets and liabilities	4,910	31,740
Net cash provided by operating activities	93,841	110,621

Cash flows from investing activities:
Purchase of property and equipment	(50,421)	(21,621)
Acquisitions	(6,347)	—
Proceeds from sale of assets	34,275	15,565
Advances from affiliates and other managed communities, net	12,944	814
Distributions from unconsolidated joint ventures, net	49,921	173
Other assets	(11,639)	(376)
Net cash provided by (used in) investing activities	28,733	(5,445)

Cash flows from financing activities:
Sale of stock, net	42,404	1,693
Proceeds from lease extensions	6,055	—
Distributions to noncontrolling interests, net	(3,726)	—
Increase in restricted deposits	(785)	(2,066)
Debt issuance and other financing activities	(1,492)	(1,252)
Proceeds from long-term borrowings and financings	68,102	17,703
Repayment of long-term borrowings and financings	(163,815)	(55,121)
Repayment of capital lease and financing obligations	(19,482)	(12,450)
Net cash used in financing activities	(72,739)	(51,493)

Net increase in cash and cash equivalents	49,835	53,683
Cash and cash equivalents at the beginning of the period	59,795	43,670
Cash and cash equivalents at the end of the period	$109,630	$97,353

Emeritus Corporation
Cash Lease and Interest Expense
Three Months Ended September 30, 2013
(In thousands)
		Projected
	Actual	Range
	Q3-13	Q4-2013
Facility lease expense - GAAP	$38,207	$49,000	—	$50,000
Less:
Straight-line rents	(1,075)	(3,600)	—	(3,900)
Above/below market rents	(1,229)	(1,200)	—	(1,300)
Plus:
Capital lease interest	47,652	47,000	—	48,000
Capital lease interest - noncash	(8,459)	(8,000)	—	(9,000)
Capital lease principal	6,672	6,000	—	7,000
Facility lease expense - CASH	$81,768	$89,200	—	$90,800

Interest expense - GAAP	$71,441	$72,000	—	$74,000
Less:
Capital lease interest	(47,652)	(47,000)	—	(48,000)
Loan fee amortization and other	(789)	(600)	—	(700)
Interest expense - CASH	$23,000	$24,400	—	$25,300

Depreciation - owned assets	$20,513	$20,000	—	$21,000
Depreciation - capital leases	24,210	26,000	—	27,000
Amortization - intangible assets	479	1,400	—	2,000
Total depreciation and amortization	$45,202	$47,400	—	$50,000

EMERITUS CORPORATION
Consolidated Supplemental Financial Information
For the Quarters Ended
(unaudited)
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data:	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013
Average consolidated communities	325	414	463	465	476
Average available units	29,513	36,672	40,524	40,757	42,109
Average occupied units	25,719	31,842	35,007	35,333	36,765
Average occupancy	87.1%	86.8%	86.4%	86.7%	87.3%
Average monthly revenue per occupied unit	$4,189	$4,077	$4,012	$4,014	$4,008
Calendar days	92	92	90	91	92

Community and Ancillary Services Revenues:
Community revenues	$318,915	$385,888	$417,581	$422,288	$438,732
Move-in fees	5,753	5,503	5,503	5,430	5,538
Move-in incentives	(1,434)	(1,953)	(1,722)	(2,282)	(2,186)
Total community revenues	323,234	389,438	421,362	425,436	442,084
Ancillary services revenues	640	20,156	41,357	42,374	41,774
Total community and ancillary services revenues	323,874	409,594	462,719	467,810	483,858

Community and Ancillary Services Operating Expenses:
Salaries and wages - regular and overtime	99,334	119,305	127,713	129,904	135,849
Average daily salary and wages	1,080	1,297	1,419	1,428	1,477
Average daily wages per occupied unit	42	41	41	40	40

Payroll taxes and employee benefits	32,132	36,854	45,523	40,981	41,706
Percent of salaries and wages	32.3%	30.9%	35.6%	31.5%	30.7%

Prior year self-insurance reserve adjustments	190	3,560	7,482	5,654	288

Utilities	14,805	15,328	18,595	16,963	21,090
Average monthly cost per occupied unit	192	160	177	160	191

Facility maintenance and repairs	8,643	9,787	11,830	11,674	12,783
Average monthly cost per occupied unit	112	102	113	110	116

All other community operating expenses	61,277	75,365	81,140	81,970	84,945
Average monthly cost per occupied unit	794	789	773	773	770

Community operating expenses	216,381	260,199	292,283	287,146	296,661
Ancillary services operating expenses	562	15,449	31,458	32,702	32,966
Total community and ancillary services operating expenses	216,943	275,648	323,741	319,848	329,627

Community operating income	$106,853	$129,239	$129,079	$138,290	$145,423
Consolidated operating income	$106,931	$133,946	$138,978	$147,962	$154,231

Operating income margin - Communities	33.1%	33.2%	30.6%	32.5%	32.9%
Operating income margin - Consolidated	33.0%	32.7%	30.0%	31.6%	31.9%

EMERITUS CORPORATION
Selected Consolidated and Same Community Information
For the Quarters Ended
(unaudited)
(Community and ancillary revenue and operating expense in thousands)

	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013
Consolidated:
Average consolidated communities	325	414	463	465	476
Community and ancillary revenue	$323,874	$409,594	$462,719	$467,810	$483,858
Community and ancillary operating expense	216,943	275,648	323,741	319,848	329,627
Average occupancy	87.1%	86.8%	86.4%	86.7%	87.3%
Average monthly revenue per unit	$4,189	$4,077	$4,012	$4,014	$4,008
Operating income margin	33.0%	32.7%	30.0%	31.6%	31.9%

Consolidated Same Community:
Average consolidated communities	320	320	320	320	320
Community revenue	$319,896	$321,637	$320,996	$321,214	$323,015
Community operating expense	213,631	210,529	217,175	212,504	218,633
Average occupancy	87.4%	87.2%	86.7%	86.8%	87.1%
Average monthly revenue per unit	$4,196	$4,226	$4,244	$4,241	$4,247
Operating income margin	33.2%	34.5%	32.3%	33.8%	32.3%

Total Portfolio Same Community:
Average consolidated communities	470	470	470	470	470
Community revenue	$426,315	$429,470	$430,114	$432,150	$435,336
Community operating expense	286,519	282,206	289,964	285,592	293,378
Management fees	5,190	2,382	673	526	561
Average occupancy	86.8%	86.8%	86.5%	86.7%	87.1%
Average monthly revenue per unit	$3,964	$3,995	$4,015	$4,022	$4,036
Operating income margin	32.8%	34.3%	32.6%	33.9%	32.6%